EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-02307) pertaining to the Employees' Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-33213) pertaining to the 1997 Performance Incentive Plan, the Registration Statement (Form S-8 No. 333-33161) pertaining to the Director and Officer Purchase Rights Plans and the Registration Statement (Form S-3 No. 333-02303) of Republic Security Financial Corporation and subsidiaries of our report dated February 11, 2000, with respect to the consolidated financial statements of Republic Security Financial Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

                                                               Ernst & Young LLP
West Palm Beach, Florida
March 21, 2000